Exhibit 5.2

March 10, 2026

MDA Space Ltd.
7500 Financial Drive
Brampton, ON L6Y 6K7
Canada

Re:	Consent regarding Registration Statement on Form F-10 for MDA Space Ltd.

We refer to the registration statement on Form F-10 dated March 10, 2026 (the “Registration Statement”) of MDA Space Ltd. (the “Registrant”) to which this consent is exhibited.

We hereby consent to the use of our firm name on the face page of the Registration Statement and in the prospectus supplement included therein, under the headings “Legal Matters” and “U.S. Registration Statement” and to the reference to and use of our opinions under the heading “Certain Canadian Federal Income Tax Considerations”.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ Goodmans LLP

Goodmans LLP
Toronto, Ontario